Exhibit 99.1

2005

ANNUAL REPORT

CORPORATE PROFILE

MWI Veterinary Supply, Inc. is a leading distributor of animal health products to veterinarians across the United States. We distribute more than 11,000 products sourced from over 400 vendors to more than 14,500 veterinary practices nationwide from ten strategically located distribution centers.

We provide our veterinary customers in both the companion animal and production animal markets with products including pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. Companion animals include dogs, cats, other pets and horses, while production animals include cattle and other food-producing animals. Approximately two-thirds of our total revenues have been generated from sales of companion animal products and one-third from production animal products.

CONTENTS

3	Financial Highlights

4	To Our Stockholders

6	Competitive Strengths

8	Core Values

10	Our History & Business

17	Warehouse Map

18	Annual Report on Form 10-K

>	Inside back cover: Corporate, Stockholder and Investor Information

MWI Veterinary Supply, Inc.

FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except per share data)

For the Year Ended September 30,	2005	2004	2003
Product sales	$463,272	$367,863	$315,738
Product sales to related party	28,473	22,163	22,960
Commissions	4,910	4,256	3,011
Total revenues	496,655	394,282	341,709
Cost of product sales	426,709	338,684	294,692
Gross profit	69,946	55,598	47,017
Selling, general and administrative expenses	52,647	41,872	35,886
Depreciation and amortization	1,528	1,146	976
Operating income	15,771	12,580	10,155
Interest expense	(6,515)	(6,098)	(3,034)
Other income	399	322	324
Income before taxes	9,655	6,804	7,445
Income tax expense	(5,098)	(4,280)	(3,116)
Net income	4,557	2,524	4,329
Redeemable preferred stock accretion	—	—	(2,714)
Net income available to common stockholders	$4,557	$2,524	$1,615
Earnings per share - diluted	$0.68	$0.43	$0.28
Weighted average common shares outstanding - diluted	6,697	5,878	5,745

TOTAL REVENUES	OPERATING INCOME	EARNINGS PER SHARE
(thousands)	(thousands)

CAGR = Compound Annual Growth Rate

Financial Position and Other Data As of or For the Year Ended September 30,	2005	2004	2003
Cash	$31	$28	$36
Working capital(1)	47,899	5,853	(1,027)
Total assets	188,244	146,565	122,270
Total debt	25,177	50,149	33,972
Redeemable preferred stock	—	35,733	31,494
Total stockholders’ equity	86,694	4,632	2,113
Product sales from Internet as a percentage of product sales	21%	18%	18%
Field sales representatives (at end of period)	134	111	94
Telesales representatives (at end of period)	93	79	75
Distribution centers (at end of period)	10	9	8
Fill rate(2)	98%	98%	98%

(1)   Defined as current asset minus current liabilities.

(2)   Defined as, for any period, the dollar value of orders shipped the same day they were placed from any distribution center expressed as a percentage of the total dollar value of the orders placed by customers in the period.

TO OUR STOCKHOLDERS

Dear Fellow Stockholders:

Fiscal year 2005 was a milestone year for MWI. Our accomplishments included record revenues, record earnings, continued market share gains, continued investment in both infrastructure and value-added services, successful acquisitions and completion of our initial public offering. We are very pleased with MWI’s performance and the execution by our team members.

FINANCIAL HIGHLIGHTS

Total revenues for the year ended September 30, 2005 grew 26.0% to $496.7 million compared to $394.3 million for the year ended September 30, 2004. Gross profit increased by 25.8% to $69.9 million for the year ended September 30, 2005 from $55.6 million for the year ended September 30, 2004. Rebates grew by approximately $2.7 million for the year ended September 30, 2005 as compared to the prior year contributing to the gross profit dollar increase. Gross profit as a percentage of total revenues was 14.1% for both the years ended September 30, 2005 and 2004.

Operating income increased 25.4% to $15.8 million for the year ended September 30, 2005 compared to $12.6 million for the year ended September 30, 2004. The increase in operating income for the year was due to increased sales leverage, partially offset by a $2 million pretax charge ($1.2 million after-tax) incurred in August 2005 related to the termination of a management services and consulting agreement.

Net income increased 80.5% to $4.6 million for the year ended September 30, 2005 compared to $2.5 million for the year ended September 30, 2004. Diluted earnings per share for the years ended September 30, 2005 and 2004 were $0.68 and $0.43 per share, respectively. Net income and earnings per share for the year ended September 30, 2005 includes the effect of the $1.2 million after-tax charge, or $0.18 per diluted share, related to terminating the management services and consulting agreement. Additionally, the earnings per share computation reflects the issuance of approximately 5 million shares in August 2005 in the Company’s initial public offering.

KEY ACCOMPLISHMENTS

These strong financial results were achieved along with several key accomplishments, including:

•      Our acquisitions and successful integrations of Memorial Pet Care, Inc. in November 2004 and Vetpo Distributors, Inc. in January 2005. Field sales representatives who joined the Company from Vetpo produced sales of approximately $13.7 million in fiscal year 2005.

•      The relocation of our Nampa, Idaho distribution center to a larger, more efficient facility in April 2005 that will enable us to continue to grow and better serve our customers in the Northwest.

•      The growth of our value added services, including our pharmacy fulfillment program, our capital equipment consulting, our Sweep™ inventory management system and our e-commerce platform. Our e-commerce platform generated over 21% of our revenues in fiscal year 2005.

•      The completion of our initial public offering in August 2005 where the Company raised approximately $77 million in net proceeds.

PLANS FOR FISCAL YEAR 2006

MWI will continue to pursue growth strategies in fiscal year 2006, including:

•      The relocation of MWI’s existing Denver, Colorado distribution center to a new, larger, 58,000 squarefoot distribution center. This new distribution center, which opened in December 2005, will improve customer service and enable us to grow in our Rocky Mountain region.

•      The opening of a new 30,000 square-foot distribution center in Orlando, Florida. Expected to be operational during 2006, it will improve our customer service and enable us to further expand in the Southeast.

•      The evaluation of opening a new distribution center in the Midwestern portion of the United States to support our growing operations in that region and to allow for increased customer service to new and existing customers in that region.

•      The expansion of MWI’s sales force into new sales territories.

•      The focus on value-added services, including our e-commerce platform, our Sweep™ inventory management system, our pharmacy fulfillment program and other value-added services.

•      The evaluation of potential acquisitions that make strategic sense for MWI and can add to shareholder value.

MWI is stronger today than it has ever been. We are proud of our accomplishments and team members. We also are grateful for the loyal support of our customers and vendors. With MWI’s consistent focus on our four core values of customer service, integrity, dedication and innovation, I am optimistic that our team members and customers will bring MWI continued success in 2006. It is an honor to be part of MWI.

Sincerely,

Jim Cleary

President and Chief Executive Officer

COMPETITIVE STRENGTHS

LEADING DISTRIBUTOR TO VETERINARIANS

LEADING SALES AND MARKETING FRANCHISE

STRONG, ESTABLISHED RELATIONSHIPS WITH VETERINARIANS AND VENDORS

RECURRING REVENUE PRODUCT BASE

SOPHISTICATED TECHNOLOGY AND INFORMATION SYSTEMS

EXPERIENCED MANAGEMENT TEAM

MISSION AND STRATEGY

MWI’s mission is to strengthen our position as a leading national animal health products distributor while continuing to efficiently deliver substantial value and innovation to our customers, increase revenues and improve profitability. Our strategy to achieve this mission is outlined below.

Increase Sales to Existing Customers

MWI believes that veterinary practices typically purchase animal health products from multiple distributors. For MWI’s fiscal year ended September 30, 2005, our average annual product sales per veterinary practice served was approximately $28,000. We intend to increase our share of existing customers’ purchases by utilizing our proprietary customer database to focus marketing efforts, expanding our sales force, selectively adding products to our portfolio and increasing and expanding the value-added services we provide to our customers.

Expand Business Assistance Services for Veterinarians

MWI intends to enhance our customer relationships by expanding business assistance services for veterinarians.

These value-added services include e-commerce, MWI’s Sweep™ in-clinic inventory management system, pharmacy fulfillment program, equipment procurement consultation and pet cremation service offerings.

Increase the Total Number of Customers

We believe we provide some products and services to more than 50% of all domestic veterinary practices. MWI intends to raise this percentage by increasing the number and productivity of its sales representatives, selectively acquiring competitors and adding distribution centers. MWI believes the greatest opportunities to add new customers are in the Midwestern, Northeastern and Southeastern regions of the United States, areas where MWI does not hold a leading market position.

Continuously Seek to Improve Operations

MWI continuously evaluates opportunities to increase sales, lower costs and realize operating efficiencies. Current initiatives include investments in our databases and distribution center management systems. MWI also plans to pursue alternative product sourcing strategies and to implement a private label program on selected products to reduce procurement costs and increase profitability, while maintaining strong relationships with key vendors.

Make Selective Acquisitions

The U.S. market for animal health products distribution is highly fragmented, with numerous national, regional and local distributors. Many of these companies are small, privately-held businesses, some of which may represent attractive acquisition candidates. Since November 2004, MWI has acquired and integrated Memorial Pet Care, Inc. and Vetpo Distributors, Inc. into our operations. MWI intends to continue pursuing acquisitions that are consistent with our mission of enhancing value to our customers, increasing revenues and improving profitability, while strengthening our competitive position. Additionally, we may evaluate selective acquisitions of niche health care distribution and ancillary businesses that can benefit from MWI’s infrastructure, systems and expertise.

CORE VALUES

CUSTOMER SERVICE	INTEGRITY	DEDICATION	INNOVATION

MWI’s culture focuses on our four core values. With a history of nearly 30 years in veterinary distribution, we believe we have developed a strong culture and business model for the future.

OUR HISTORY

1976	1980	1981	1994

MWI’s business commenced operations as part of a veterinary practice in 1976.	Incorporated as MWI Drug Supply, Inc., an Idaho corporation.	Acquired by Agri Beef Co.	MWI Veterinary Supply Co. was incorporated as an independent subsidary of Agri Beef Co.

Millard Wallace Ickes, D.V.M. Founder

OUR BUSINESS

MWI’s sales and marketing strategies are designed to establish and maintain strong customer relationships through personal visits by field sales representatives, frequent telesales contact and direct marketing, emphasizing our broad product lines, competitive pricing, efficient ordering capabilities, high levels of customer support and service and other value-added services.

2002	2005

MWI Holdings, Inc. was formed by Bruckmann, Rosser, Sherrill & Co. II, L.P. to acquire a majority of outstanding stock of MWI Veterinary Supply Co. from Agri Beef Co. As a result of this transaction, MWI Veterinary Supply Co. became a wholly-owned subsidary of MWI Holdings, Inc.

Name Change from MWI Holdings, Inc. to MWI Veterinary Supply, Inc. April 2005. In August 2005 MWI completed its initial public offering and now trades under the symbol “MWIV” on the NASDAQ® National Market.

KEY ELEMENTS

field sales		direct	e-business
representatives	telesales	marketing	platform	distribution

FIELD SALES REPRESENTATIVES

MWI’s sales force is a key component of our value-added approach. Due to the fragmented nature of the veterinary market, we believe a large sales force is vital to effectively support existing customers and target potential customers. As of September 30, 2005, we had 134 field sales representatives covering most of the United States. Once a field sales representative has established a relationship with a customer, the field sales representative encourages the customer to contact our telesales representatives and utilize our online ordering capabilities for day-to-day needs.

MWI field sales representatives educate customers on new veterinary products, assist in product selection and purchasing and offer inventory management solutions.

TELESALES

MWI supports our field sales representatives and direct marketing efforts with telesales representatives in five call centers covering the United States. As of September 30, 2005, MWI had 93 telesales representatives. Telesales representatives work as partners with field sales representatives, providing a dual coverage approach for individual customers. Telesales representatives process orders and also generate new sales through frequent and direct contact with customers.

Telesales representatives are responsible for assisting customers with ordering, purchasing decisions and general questions.

DIRECT MARKETING

MWI markets to existing and potential customers by distributing product catalogs and monthly magazines. We publish our comprehensive animal health products catalog which contains over 8,000 SKUs, includes detailed descriptions and specifications of our products and is often used as a reference tool by our customers and sales force. We also promote products and services in our monthly magazine, the Messenger, which our field sales representatives use as a tool to educate customers on products and vendor programs. We also produce and utilize specialty catalogs, customer loyalty programs, specific product and vendor programs, flyers, faxes, order stuffers and other promotional materials. Additionally, we participate in national and regional trade shows to extend our customer reach and enhance customer interaction.

E - BUSINESS PLATFORM

MWI provides on-line ordering, valuable business information and value-added services to veterinarians via our primary Internet site, www.mwivet.com, and customized Internet sites that we maintain for our two largest customers. Customers can use MWI Internet sites to order products, learn more about products and vendor programs, print forms needed for their veterinary practice, review their historical purchases and manage their inventory.

For our fiscal year ended September 30, 2005, approximately 21% of MWI’s product sales were generated through orders placed over our Internet sites.

DISTRIBUTION

MWI distributes products from ten strategically located distribution centers throughout the United States. Once a customer’s order is entered into MWI’s customized order entry system, it is electronically transmitted to the distribution center that carries the product and is closest to the customer’s location. Following receipt of the order, a document is printed in the distribution center which reflects the bin location of the product to facilitate order fulfillment. The order is then packaged and shipped along with an itemized invoice. MWI maintains appropriate inventory levels in its distribution centers to satisfy customer demand for prompt delivery and fulfillment of their product orders. Inventory levels are managed on a daily basis through MWI’s information systems.

CORPORATE INFORMATION

MANAGEMENT TEAM

James F. Cleary, Jr.

President and Chief Executive Officer

Mary Patricia B. Thompson

Vice President, Chief Financial Officer and Secretary

James S. Hay

Chief Information Officer

James W. Culpepper

Director of Inventory Management

Jeffrey J. Danielson

Director of Sales

Bryan P. Mooney

Director of Operations

James M. Ross

Director of Banfield Accounts & Business Development

John R. Ryan

Director of Marketing & Analysis

BOARD OF DIRECTORS

John F. McNamara, Chairman

Retired, founder and former Chief Executive Officer of Amerisouce Corporation

Keith E. Alessi, CPA

Chairman and Chief Executive Officer of Lifestyle Improvement Centers LLC

Bruce C. Bruckmann

Managing Director, Bruckmann, Rosser, Sherrill & Co. L.L.C.

James F. Cleary, Jr.

President and Chief Executive Officer of MWI Veterinary Supply, Inc.

Robert N. Rebholtz, Jr.

President and Chief Executive Officer of Agri Beef Co.

ANNUAL MEETING

The annual meeting of stockholders will be held at 10 am on February 9, 2006 at the Boise Centre on the Grove, 850 W. Front Street, Boise, Idaho.

STOCKHOLDER AND INVESTOR INFORMATION

Corporate Headquarters

651 S. Stratford Drive, Suite 100

Meridian, Idaho 83642

(208) 955-8930

www.mwivet.com

Independent Registered Public Accountants

Deloitte & Touche LLP

101 S. Capitol Blvd, Suite 1700

Boise, Idaho 83702

Stock Transfer Agent

Wells Fargo Shareowner Services

161 N. Concord Exchange

South St. Paul, MN 55075

(800) 468-9716

Investor Relations

Mary Pat Thompson

Jeff Feeler

(208) 955-8930

InvestorRelations@mwivet.com

651 S. Stratford Drive, Suite 100
Meridian, Idaho 83642